Exhibit 99.1

N e w s R e l e a s e
QUICKSILVER GAS SERVICES LP
777 West Rosedale Street
Fort Worth, TX 76104
www.kgslp.com
Quicksilver Gas Services LP Files for Transfer of Unit Listing to NYSE
FORT WORTH, TEXAS, March 9, 2009 – Quicksilver Gas Services LP (NYSE Arca: KGS) announced today that it has applied for authorization to list its common units on the New York Stock Exchange (NYSE) under its existing ticker symbol “KGS”. In connection with the transfer to the NYSE, the company has given notice to NYSE Arca of its intention to voluntarily delist its common units from NYSE Arca. The company determined that it is in the best interests of the company and its unitholders to withdraw its listing from NYSE Arca upon the company’s acceptance for listing on the New York Stock Exchange. The company is now completing the process of listing its common units on the NYSE and delisting its common units from NYSE Arca. The company anticipates that the units will begin trading on the NYSE on or about March 24, 2009.
About Quicksilver Gas Services
Quicksilver Gas Services LP is a midstream master limited partnership engaged in the business of gathering and processing natural gas produced from the Barnett Shale formation in the Fort Worth Basin in north Texas. Headquartered in Fort Worth, the company’s predecessors began operations in 2004 to provide midstream services primarily to Quicksilver Resources Inc. For more information about Quicksilver Gas Services, visit www.kgslp.com.
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Investor and Media Contact:
      Rick Buterbaugh
      817-665-4835
KGS 09-04
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